WINDOW ROCK CAPITAL CORPORATION
                        BOARD OF DIRECTORS RESOLUTION
                              CONTRACT RESCISSON

Pursuant to the provisions of the Nevada Business Corporation Act, the Board of Directors of Window Rock Capital Corporation (the Company) hereby adopts the following resolution.

1.	The Company agrees to rescind the Exclusive Marketing Agreement
(hereinafter Agreement) between the Company and NMEC, dated September 22,
2003. NMEC has agreed to return the 25,000,000 shares issued to NMEC under the Agreement to the Company. The Company agrees to relinquish and release the rights to market the NMECs product in Canada and on the Internet, as soon as the shares are returned to the Companys treasury.

2.	The Company agrees to rescind the Purchase Contract (hereinafter
Contract) between the Company and NMEC, dated April 5, 2005. NMEC has agreed to return the 25,000,000 shares issued to NMEC under the Agreement to the Company. The Company agrees to relinquish and release the rights to market the NMECs product in the Philippines, as soon as the shares are returned to the Companys treasury.

Effective the 22nd day of September, 2005.

                                               /s/ Charles R. Shirley, Chairman

                                               /s/ Steven Fung, Director

                                               /s/ Brian Collins, Director

                                               /s/ Joseph Curci, Director

                                               /s/ Teresa Zheng, Director